FRANKLIN OGELE, P.A.

Attorney at Law

One Gateway Center, 26th FL

Newark, NJ 07102

www.ogelelaw.com

Email: fogele@msn.com

Office: (973) 277 4239Bar Admissions:

Fax:  (862) 772 3985New York and New Jersey

[DATE]

[NAME & ADDRESS OF CLIENT]

Re:CONFLICT OF INTEREST WAIVER

Dear Client:

[Name of Client], herein (“You” or “you”) have chosen to execute a business combination or merger with Safety First Healthcare Corp (“Safety First”) for purposes of becoming a public reporting company.

You have also elected to retain Franklin Ogele P.A. (the “Law Firm”) for legal services.

The Law Firm has disclosed to you that Franklin Ogele (“Ogele”), its Managing Principal, is also the sole shareholder of Safety First and will remain a shareholder of Safety First after the execution of the business combination.

You are aware that Ogele’s status as shareholder of Safety First and Managing Principal of the Law Firm constitutes a CONFLICT OF INTEREST on the part of Ogele and the Law Firm. You have also been advised that you have no obligation to retain the Law Firm for either the pre-combination or post-combination legal services; you have the choice to retain another law firm.

In choosing to retain the Law Firm, you should consider how our representation of you may affect you given that Ogele is the Managing Principal of the Law Firm and shareholder of both the Law Firm and Safety First.

                                                Apex Companies, 245 Park Avenue, 39th Fl, New York, New York 10167

You have however chosen to WAIVE CONFLICT OF INTEREST and retain the Law Firm.

To evidence your consent and WAIVER OF CONFLICT OF INTEREST, please kindly sign below:

/s/

Franklin Ogele

I HEREBY ACKNOWLEDGE AND WAIVE THE CONFLICT OF INTEREST AS  DISCLOSED ABOVE.

_______________

Signature

[Name]

[Title]

[Date]

                                                Apex Companies, 245 Park Avenue, 39th Fl, New York, New York 10167